     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1999
                                                   REGISTRATION NO. 333-_______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          CELTRIX PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

           DELAWARE                                            94-3121462
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                          2033 GATEWAY PLACE, SUITE 600
                               SAN JOSE, CA 95110
                                 (408) 988-2500
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                   ----------

                              ANDREAS SOMMER, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          2033 GATEWAY PLACE, SUITE 600
                               SAN JOSE, CA 95110
                                 (408) 988-2500
  (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                             of Agent for Service)

                                   ----------

                                   COPIES TO:
                              Edmund S. Ruffin, Jr.
                                Frances Johnston
                                VENTURE LAW GROUP
                           A Professional Corporation
                               2800 Sand Hill Road
                              Menlo Park, CA 94025

                                   ----------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
              SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   ----------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
     TITLE OF EACH CLASS OF        AMOUNT TO BE     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED         PRICE PER UNIT (1)           OFFERING PRICE (1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01       10,075,000              $1.46875                   $14,797,656.25             $4,114.00
==============================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on July 13, 1999 pursuant to Rule 457(c).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   Subject to Completion, Dated July 20, 1999


PROSPECTUS


                          CELTRIX PHARMACEUTICALS, INC.

                        10,075,000 SHARES OF COMMON STOCK


         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.



         The selling stockholders identified on pages 12 and 13 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 10. We will not receive any portion of the proceeds from the sale of these shares.

         Celtrix's common stock is quoted on the Nasdaq National Market under the symbol "CTRX."

         On July 13, 1999, the last sale price of the common stock on the Nasdaq National Market was $1.625 per share.

==================================================================================================================
                                                                       UNDERWRITING
                                               PRICE TO                DISCOUNTS AND              PROCEEDS TO
                                                PUBLIC                  COMMISSIONS           SELLING STOCKHOLDERS
------------------------------------------------------------------------------------------------------------------
Per Share..........................         See Text Above            See Text Above             See Text Above
Total..............................
------------------------------------------------------------------------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                The date of this prospectus is ____________, 1999

                                TABLE OF CONTENTS

THE COMPANY.................................................................1
RISK FACTORS................................................................2
USE OF PROCEEDS............................................................10
ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS..............10
PLAN OF DISTRIBUTION.......................................................10
SELLING STOCKHOLDERS.......................................................12
LEGAL MATTERS..............................................................14
EXPERTS....................................................................14
WHERE YOU CAN FIND MORE INFORMATION........................................14

    We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                   THE COMPANY

     Celtrix is a biopharmaceutical company developing novel drug candidates to treat seriously debilitating, degenerative conditions primarily associated with aging, chronic diseases and severe trauma. Our focus is on restoring lost tissues and bodily processes essential for the patient's health and quality of life. Our product development programs have targeted severe osteoporosis, including hip fracture surgery in the elderly, diabetes, and acute traumatic injury as in severe burns. Other potential development programs may target protein wasting diseases (involving deterioration or degeneration of body tissue) associated with cancer, AIDS, advanced kidney failure, and comparable life-threatening conditions.

     Our leading drug candidate is SomatoKine, a naturally occurring complex comprised of the tissue-producing (or anabolic) hormone insulin-like growth factor-I (IGF-I) and its primary binding protein, BP3. IGF-I is known to play a major role in diverse biological processes, including bone and muscle formation, tissue repair, and endocrine regulation. However, IGF-I does not naturally exist in large quantities free of its binding proteins, and limitations associated with administering free IGF-I therapeutically have proven significant. When IGF-I is bound to BP3, as it is in nature, it does not display these acute limitations. BP-3 is critical in regulating the availability of IGF-I to the body's cells.

     We completed a Phase II clinical feasibility study in December 1998 using SomatoKine to treat severely osteoporotic patients recovering from hip fracture surgery. Final results from the Phase II study suggest that SomatoKine has the potential to amplify bone metabolism and reverse the loss of bone mineral density that usually occurs following a hip fracture and improves the patient's functional independence. In April 1999, we established a corporate partnership with Elan Corporation, plc and Elan International Services, Ltd. to form a new jointly owned subsidiary that will continue global development of SomatoKine for treatment of severe osteoporosis, including recovery from hip fracture surgery.

     We have also conducted a Phase II feasibility study in patients with severe burns. Data from the study show that SomatoKine has a normalizing effect on protein metabolism and patients treated with SomatoKine recorded improvements in several measures of their immune systems and heart functions. We believe that SomatoKine has the potential to provide severely burned patients with critical protection from serious infection, and it may speed their recovery and reduce their hospital stay. Recently we were notified by the United States Food and Drug Administration (also known as the FDA) that SomatoKine qualifies for orphan drug status in treatment of severe burns and the beneficial marketing rights that are associated with that designation. Specifically, orphan drug status will guarantee us seven years of market exclusivity in the United States following FDA approval of SomtoKine for the treatment of severe burns, since orphan drug status applies to products that address diseases or conditions, such as severe burns, that affect less than 200,000 persons in the United States and for which development would otherwise not be economically feasible.

     In January 1999, we completed a Phase II study in patients with Type I diabetes. Final data revealed that average daily insulin requirements for patients who received SomatoKine decreased significantly and these patients' average daily glucose levels were also decreased. Based on such findings, we believe that SomatoKine has potential to improve insulin sensitivity and help diabetics manage their disease, and in so doing avoid complications which ultimately accompany diabetes.

     We plan to seek corporate collaborations to develop SomatoKine not only for treatment of severe burns and diabetes, but also in connection with protein wasting diseases, such as cancer, AIDS, advanced kidney failure, and similar life-threatening conditions. SomatoKine's tissue-producing effects offer the potential to preserve and restore muscle strength and mobility important for these patients' survival and quality of life.

     We also have a product development, license and marketing agreement with Genzyme Corporation for TGF-beta-2. Genzyme is currently developing TGF-beta-2 for tissue repair and the treatment of systemic indications. We are not currently pursuing an in-house TGF-beta-2 program.

    Celtrix was spun off from Collagen Corporation and was incorporated in Delaware in December 1990 as "Celtrix Laboratories, Inc." We changed our name to "Celtrix Pharmaceuticals, Inc." in December 1991.

    Our principal executive offices are located at 2033 Gateway Place, Suite 600, San Jose 95110 and our telephone number is (408) 988-2500. As used in this prospectus, "we," "us," "our" and "Celtrix" refer to Celtrix Pharmaceuticals, Inc., a Delaware corporation.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

         BECAUSE OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT, NONE HAVE RECEIVED REGULATORY APPROVAL OR BEEN RELEASED FOR COMMERCIAL SALE

         Our potential products are in the research and development stage and we have generated no material revenues to date from product sales. To achieve profitable operations, we must, either, alone or with others, successfully develop, obtain regulatory approval for, manufacture and market our products currently in development. Much clinical development work for our potential products remains to be completed. No assurance can be given that our product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if developed and introduced, will be successfully marketed or achieve market acceptance.

         WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT

         We have incurred net operating losses in every year of operation since our inception. As of March 31, 1999, we had an accumulated deficit of approximately $130.4 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur substantial and increasing operating losses for at least the next several years. Our ability to achieve profitability will depend in part on our completing research and development of, and obtaining regulatory approvals for, our products and successfully commencing product commercialization.

         OUR STOCK PRICE HAS BEEN VOLATILE AND WE HAVE NEVER PAID DIVIDENDS

         Since our common stock became listed for public trading, its market price has fluctuated over a wide range and we expect that it will continue to fluctuate. Like securities of biopharmaceutical and biotechnology companies generally, our stock price has from time to time experienced significant price and volume fluctuations that are unrelated to our operating performance. In addition, announcements concerning Celtrix or our competitors, the results of clinical trials, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of our potential products as well as changes in general market conditions may have a significant effect on the market price of our common stock.

         We have never paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

         ALTHOUGH WE REQUIRE FUTURE CAPITAL FOR OPERATIONS, ADDITIONAL FUNDING IS UNCERTAIN

         We anticipate that proceeds from financings we completed in November 1998 and April 1999, as well as proceeds from the sale of fixed assets in connection with our discontinuation of manufacturing operations in the fall of 1998 and a $600,000 payment received in March 1999 from Yoshitomi Pharmaceuticals Industries, Ltd. pursuant to a settlement agreement will be sufficient to fund our operations (other than clinical research and development) into the third calendar quarter of 2000. However, further development of our products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential therapeutic products to market and to establish production, marketing and sales capabilities. Such additional funding will need to be raised through collaborative arrangements or through public or private financings, including equity financings. Our joint venture transaction with Elan Corporation plc in April 1999 provides for the future purchase by Elan of additional Celtrix stock and we will use the proceeds from such stock sales to fund our share of anticipated clinical expenses associated with the joint venture's large scale trial in osteoporosis (hip fractures).

         There can be no assurance that any future financing will be available to us or on attractive terms, or that we can enter into future collaborative relationships with corporate partners for the continuation of clinical trials in any of our current areas of development. In February 1999, the Securities and Exchange Commission informed us that we did not have a valid exemption for the sale of our securities in the November 1998 financing and, consequently, we have offered the purchasers from that financing an opportunity to rescind their purchase of those securities. The exercise by any of the investors of such rescission right will reduce our available cash and cash equivalents, and could have a material adverse effect on our ability to conduct our business in the future. To date, all purchasers from the financing have informed us they do not intend to rescind their purchases and they have agreed to waive certain rights (including certain financial penalties) in connection with the timing of our obligation to register the securities they purchased in the November 1998 financing with the Securities and Exchange Commission, and, accordingly, our published financial statements do not reflect the impact of such a rescission.

         OUR POTENTIAL PRODUCTS ARE SUBJECT TO STRINGENT GOVERNMENT REGULATION IN ORDER TO OBTAIN REQUIRED APPROVALS

         The preclinical testing and clinical trials of any compounds we or our collaborative partners develop and the manufacturing and marketing of any drugs produced from such compounds are subject to regulation by numerous federal, state and local governmental authorities in the United States, the principal one being the FDA, and by similar agencies in other countries in which drugs developed by Celtrix or our collaborative partners may be tested and marketed. Any compound developed by Celtrix or our collaborative partners must receive approval from applicable regulatory agencies before it may be marketed as a drug in a particular country. The regulatory process, which includes preclinical testing and clinical trials of each compound in order to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are subject to varying interpretations which could delay, limit or prevent regulatory agency approval. In addition, delays or rejections may be encountered based on changes in regulatory agency policies during the period in which a drug is being developed and/or the period required for review of any application for regulatory agency approval of a particular compound. Delays in obtaining regulatory agency approvals could adversely affect the marketing of any drugs we or our collaborative partners develop. Such delays could result in the imposition of costly procedures on our and on our collaborative partners' activities, diminish any competitive advantages that we or our collaborative partners may attain and adversely affect our ability to receive royalties, any of which could have a material adverse effect on our business, financial condition and results of operations.

         There can be no assurance that, even after considerable time and funds have been expended, regulatory agency approvals will be obtained for any compounds we develop alone or in collaboration with partners. Moreover, if regulatory agency approval for a drug is granted, such approval may include limitations on the indicated uses for which the drug may be marketed and this could limit the potential market for any such drug. Furthermore, if and when we obtain approval for any of our products, the marketing and manufacture of such products remains subject to extensive regulatory requirements. The discovery of previously unknown problems with a drug or its manufacturer may result in restrictions on such drug or the drug's manufacturer, including withdrawal of the drug from the market. Failure to comply with regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution. In addition, regulatory agency approval of pricing is required in many countries and may be required for the marketing in such countries of any drug we or our collaborative partners develop.

         WE FACE UNCERTAINTIES RELATED TO CLINICAL TRIALS

         Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not accurately predict results that will be obtained in large-scale testing, and there can be no assurance that our clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. For example, in fiscal year 1995, we discontinued our in-house TGF-beta-2 program for the treatment of ophthalmic conditions as a result of disappointing clinical study results.

         The rate of completion of our clinical trials is dependent on, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in patient enrollment may result in increased costs and delays for the trial, which could have a material adverse effect on our business, financial condition and results of operations.

         THERE IS NO ASSURANCE OF MARKET ACCEPTANCE FOR OUR POTENTIAL PRODUCTS

         There can be no assurance that any products which we successfully develop, if approved for marketing, will achieve market acceptance. The products and therapies which we are attempting to develop will compete with a number of well-established traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any products we develop will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of our product candidates, their potential advantage over existing treatment methods, and reimbursement policies of government and third-party payors, including insurance companies. Our competitors may also develop new technologies or products which are more effective or less costly, or that are perceived to be more cost-effective than SomatoKine. There is no assurance that physicians, patients or the medical community in general will accept and utilize any products that we may develop. Our business, financial condition and results of operations may be materially adversely affected if SomatoKine does not receive market acceptance for any reason.

         WE FACE SUBSTANTIAL COMPETITION

         In each of our potential product areas, competition from large pharmaceutical companies, biotechnology companies and other companies, universities and research institutions is substantial. At least three large biotechnology and pharmaceutical companies with substantial financial and legal resources have patent applications on file in the United States and abroad directed at the production of recombinant IGF-I by various methods and its use in various clinical indications. Relative to Celtrix, most of these entities have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. Furthermore, we believe that our competitors have used, and may continue to use, litigation to gain a competitive advantage. In addition, these and other entities may have or may develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products.

         Any potential products that we successfully develop and for which we gain regulatory approval will have to compete for market acceptance and market share. For certain of our potential products, an important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which we can develop products, complete the clinical testing and regulatory approval processes and supply commercial quantities of the product to the market are expected to be important competitive factors. We expect that competition will be based, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. There can be no assurance that our competitors will not succeed in developing technologies and products that are more effective than any that we are developing or that would render our technology and products obsolete or noncompetitive. In addition, many of our competitors may achieve product commercialization or patent protection earlier than we will. Our failure to compete effectively would have a material adverse effect on our business, financial condition and results of operations.

         ALTHOUGH OUR SUCCESS DEPENDS ON PROTECTION OF OUR PROPRIETARY TECHNOLOGY, THERE ARE UNCERTAINTIES INVOLVED WITH PATENT PROSECUTION

         Our success will depend in part on our ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Celtrix, are highly uncertain and involve complex legal and factual questions. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is therefore uncertain. No consistent policy has emerged regarding the permissible breadth of coverage of claims in biotechnology patents. Therefore, no assurance can be given that any of our or our licensors' patent applications will issue as patents or that any such issued patents will provide competitive advantages for our products or will not be successfully challenged or circumvented by our competitors. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary technology that is not covered by our patents or that others will not be issued patents that may prevent the sale of our proposed products or require us to license technology from third parties and pay significant fees or royalties.

         We are aware that at least three large biotechnology and pharmaceutical companies have issued patents and/or have filed patent applications in the United States and abroad directed at the production of recombinant IGF-I by various methods and its use in various clinical indications. The earliest date of filing of these patent applications is April 25, 1983, but most are much more recent -- within the last five years. Unless and until all such applications issue, it is not possible for us to determine the breadth of our competitors' claims regarding processes for production of IGF-I or for the use of IGF-I for particular indications. Furthermore, a large biotechnology and pharmaceutical company with substantial financial and legal resources has a patent issued in the United States directed towards certain DNA molecules encoding BP3 and the corresponding BP3 protein. This same patent was previously granted in Europe, which we successfully opposed. However, this large biotechnology and pharmaceutical company has recently appealed the decision in Europe and there can be no assurance that the appeal will not be successful, nor is it possible to determine what, if any, claims will be reinstated or the breadth of such claims. In addition, we expect our competitors to defend their patent positions vigorously.

         We have developed a new process for the production of IGF and BP3 which we do not believe infringes other patents relating to recombinant protein production in general or other patents relating to the production of IGF and BP3 in particular, although there can be no assurance that a contrary position will not be asserted by our competitors. A large number of other companies have pending patent applications and/or issued patents which claim certain methods of use of IGF. There can be no assurance that third parties will not claim that our technology, current or future products or manufacturing processes infringe their proprietary rights. If other companies were to successfully bring legal actions against us claiming patent or other intellectual property infringements, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to use the affected process or to manufacture or use the affected products, or alternatively, we could be required to cease using such products or process if enjoined by a court. Any such claim, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, all of which could delay or otherwise adversely impact the development of our potential products for commercial use. If any licenses are required, there can be no assurance that we will be able to obtain them on commercially favorable terms, if at all, and if such licenses are not obtained, we might be prevented from pursuing the development of certain of our potential products. Our breach of an existing license, our failure to obtain, or our delay in obtaining a license to any technology that we require to commercialize our products may have a material adverse impact on our business, financial condition and results of operations.

         It may be necessary for us to undertake costly litigation to enforce any patents issued or licensed to us or to determine the scope and validity of another party's proprietary rights. There can be no assurance that our issued or licensed patents would be held to be valid by a court of competent jurisdiction. An adverse outcome in litigation or an interference or other proceeding in a court or patent office could subject us to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using such technology, any of which could have a material adverse effect on our business, financial condition and results of operations.

         We also rely on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable. We attempt to protect our proprietary technology and processes in part by confidentiality agreements with employees, consultants and contractors. There can be no assurance that such agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or will be independently discovered by competitors in such a manner that we have no practical recourse. To the extent that we or our consultants or our research collaborators use intellectual property owned by others in work performed for Celtrix, disputes may also arise as to the rights in related or resulting know-how and inventions.

         WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY

         Our products must be manufactured in compliance with regulatory requirements and at acceptable costs. In September 1998, we implemented a restructuring plan to focus our operations on clinical development of SomatoKine, our leading drug compound, and to reduce our cash burn rate. With what we believe to be sufficient clinical grade SomatoKine to support the conduct of clinical trials for approximately two years, we discontinued our in-house manufacturing operations. In the future, we will need to contract with others for our manufacturing operations or establish corporate partnering arrangements that will support manufacturing of drug material to support additional clinical drug needs and eventual commercial manufacturing. There can be no assurance that we will be able to successfully identify and contract with a third party manufacturer to manufacture our current or future products on a commercial scale, nor that such products can be manufactured at a cost or in quantities to make commercially viable products. Failure to obtain sufficient commercial quantities of SomatoKine at acceptable terms will have an adverse impact on our attempts to seek approval for this product, or to commercialize it.

         WE HAVE LIMITED SALES AND MARKETING EXPERIENCE

         If we are permitted to commence commercial sales of products, we will face competition with respect to commercial sales, marketing and distribution, areas in which we have no experience. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capability. Alternatively, we may obtain the assistance of a pharmaceutical company with a large distribution system and a large direct sales force. There can be no assurance that we will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for our proprietary products. To the extent we enter into co-promotion or other licensing arrangements, any revenues we receive will be dependent on the efforts of third parties and there can be no assurance that such efforts will be successful.

         WE RELY ON QUALIFIED AND KEY PERSONNEL

         We are highly dependent on the principal members of our scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development, or business objectives. Although we believe we have retained sufficient employees to achieve our near-term business objectives after reduction of our work force in September 1998, there can be no assurance that the loss of certain employees would not impede our objectives. Furthermore, there can be no assurance that the reduction in force will not adversely affect our ability to retain our remaining employees. The loss of key management or scientific personnel could adversely affect our continued business.

         Our potential expansion into areas and activities requiring additional expertise, such as further clinical trials, governmental approvals, contract manufacturing and marketing, are expected to place additional requirements on our management, operational and financial resources. These demands are expected to require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.

         WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND THE AVAILABILITY OF INSURANCE

         The use of our potential products or technology in clinical trials and the sale of such products may expose us to liability claims. Such risks exist even with respect to those potential products, if any, that receive regulatory approval for commercial sale. Although we have taken and will continue to take what we believe are appropriate precautions, there can be no assurance that we will avoid significant product liability exposure. We currently have in force general liability insurance, with coverage limits of $3.0 million per incident and $4.0 million in the aggregate annually, and product liability insurance with coverage limits of $1.0 million per incident and $3.0 million in the aggregate annually. Our insurance policies provide coverage for product liability on a claims made basis and general liability on an occurrence basis. These policies are subject to annual renewal. Such insurance may not be available in the future on acceptable terms or at all. There can be no assurance that our insurance coverage will be adequate or that a product liability claim or recall would not materially adversely affect our business or financial condition.

         OWNERSHIP OF OUR STOCK IS CONCENTRATED AMONG SEVERAL STOCKHOLDERS

         As of June 1, 1999 our directors and officers and their affiliates beneficially owned approximately 25% of our outstanding common stock. As a result, these stockholders have been able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of Celtrix.

         WE FACE RISKS ASSOCIATED WITH THE IMPACT OF YEAR 2000 ON OUR OPERATING AND COMPUTER SYSTEMS

         We are currently assessing the impact of year 2000, or Y2k, on our existing software and systems. We expect to implement successfully the systems and software changes necessary to address Y2k issues, and do not believe that the costs of such actions will have a material effect on our results of operations or financial condition. However, many computer systems will experience problems handling dates beyond the year 1999 and we do not know the extent, if any, of the impact of the year 2000 on other systems and equipment of third parties with which we do business. There can be no assurance that third parties will address Y2k issues in a timely fashion, or at all. Any Y2k compliance problem or delay of either Celtrix, our suppliers, our clinical research organizations, or our collaborative partners could have a material adverse effect on our business, operating results and financial conditions.

    WE FACE ONGOING COMPLIANCE ISSUES IN CONNECTION WITH OUR NASDAQ LISTING

         In November 1998, we received notice from the Nasdaq Stock Market that we failed to comply with two Nasdaq continued listing requirements - the minimum net tangible assets requirement and the minimum bid price requirement. In January 1999, Nasdaq officials confirmed that we had regained compliance with the minimum bid price requirement, but that we would be subject to delisting if we failed to comply with the minimum net tangible assets requirement. In response, we requested an oral hearing before a Nasdaq Listing Qualifications Panel to present our plan to regain compliance with the minimum net tangible assets requirement. We presented our plan at an oral hearing on April 1, 1999, and on July 6, 1999, the Nasdaq panel informed us that our listing would be moved from the Nasdaq National Market to the Nasdaq SmallCap Market effective July 8, 1999, subject to our continued compliance with SmallCap listing requirements. Although we intend to comply with all continued listing requirements of the Nasdaq SmallCap Market, there can be no assurance that we will be able to satisfy Nasdaq's requirements in the future. Failure to meet Nasdaq's requirements may result in delisting by Nasdaq, which may have a material adverse effect on the price of our common stock and the levels of liquidity currently available to our stockholders.

         WE FACE OPERATIONAL RISKS ASSOCIATED WITH OUR RECENT RESTRUCTURING

         In order to reduce our cash burn rate and preserve value in our core assets and technologies, in the second quarter of 1998, we restructured our operations to eliminate manufacturing and announced a reduction in work force of up to 90%. Such actions were designed to permit us to continue our clinical development of SomatoKine. There can be no assurance that our recent restructuring efforts will be successful or that we will be able to sustain our clinical development activities going forward (with the exception of the large scale Phase II trial in osteoporosis (hip fracture) which will be undertaken by the Celtrix/Elan joint venture company newly formed in April 1999). In addition, there can be no assurance that our management will not deem it appropriate to undertake other restructuring efforts in the future or to what degree any such efforts will result in improved performance or a reduction in our cash burn rate.

         FUTURE SECURITY ISSUANCES WILL HAVE DILUTIVE AND POTENTIAL DILUTIVE EFFECTS ON STOCKHOLDERS

         In November 1998, pursuant to the terms of a Common Stock and Warrant Purchase Agreement dated October 12, 1998, we completed a private placement of 4,000,000 shares of our common stock, resulting in net proceeds, after deducting estimated transaction costs, of approximately $1.9 million. Also in connection with the offering, for every share of stock issued, we issued one and one-half warrants to purchase additional shares at $0.55 per share. In April 1999, we completed a private placement of 1,508,751 shares of our common stock to Elan International Services, Ltd., resulting in net proceeds, after deducting estimated transaction costs, of approximately $2.3 million. The foregoing issuances of shares of our securities diluted the beneficial ownership of our existing stockholders. Any additional equity financing may be dilutive to our stockholders, and any debt financing, if available, may involve restrictions on our ability to pay future dividends on our capital stock or the manner in which we conduct business.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the Offering.

          ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS

         On November 20, 1998, pursuant to a Common Stock and Warrant Purchase Agreement dated as of October 12, 1998, we completed the sale of 4,000,000 shares of our common stock and warrants to purchase 6,000,000 shares of our common stock to the selling stockholders in a private placement transaction. We also issued a warrant exercisable for 75,000 shares of common stock to Credit Suisse First Boston Corporation who had previously acted as our placement agent. This prospectus covers the resale of the 10,075,000 shares of our common stock issued (or issuable upon exercise of the warrants issued) in connection with the private placement to the selling stockholders.


                              PLAN OF DISTRIBUTION

         Shares of common stock offered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell shares on the Nasdaq National Market, or in private sales at negotiated prices directly or through a broker. The selling stockholders and any underwriters, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933. Any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

         The selling stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the common stock offered by this prospectus in amounts customary for this type of transaction. Each selling stockholder will also pay all applicable transfer taxes and fees for its legal counsel incurred in connection with the sale of shares.

         The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares offered by this prospectus in the market, and to their own activities and those of their affiliates. The selling stockholders have advised us that during the time they are engaged in attempting to sell the shares offered by this prospectus, they will:

         - notify us of its intent to sell any shares at least three (3) full business days prior to such sale; and

         - furnish to each person to whom shares may be offered, and to each broker-dealer, if any, through whom shares are offered, copies of this prospectus, as supplemented or amended, as may be required by such person.

         We have agreed to use our best efforts to maintain the effectiveness of this registration statement until the earlier of either the date that each holder of shares can sell all of the shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act or November 20, 2000. No sales may be made pursuant to this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of June 1, 1999 with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

         The number and percentage of shares beneficially owned is based on 26,569,804 shares outstanding at June 1, 1999 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of June 1, 1999 through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

         No selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.


                                                    Shares Beneficially      Shares Offered       Shares Beneficially
                                                        Owned Prior             by this              Owned  After
        Selling Stockholder                          to the Offering(1)       Prospectus             the Offering
        -------------------                         -------------------      --------------       -------------------
                                                     Number     Percent                          Number          Percent
                                                     ------     -------                          ------          -------
Biotechnology Development Fund, L.P.                3,095,774     11.1%        1,250,000        1,845,774          6.9%
Frank Kung, General Partner
575 High Street, Suite 201
Palo Alto, CA  94301

Biotechnology Development Fund, III L.P.            2,500,000      8.9%        2,500,000                0             *
Frank Kung, General Partner
575 High Street, Suite 201
Palo Alto, CA  94301

Veron International, Ltd.                           3,272,887     11.6%        2,350,000          922,887          3.6%
Chinachem Golden Plaza
77 Mody Road
Tsin Sha Tsui East
Kowloon, Hong Kong
Attn:  W.K. Leung

Lee Wei Chen                                        2,350,000      8.4%        2,350,000                0             *
c/o Fu Sheng Industrial Co., Ltd.
172 Nanking East Road, Sec. 2
Taipei 104, Taiwan, R.O.C.
Attn:  Shubbin King

Hofung Holdings Limited                             1,042,287      3.8%          950,000           92,287             *
20 F East Town Bldg.
41 Lockard Rd.
Wanchai, Hong Kong
Attn:  Robert Ho

                                                    Shares Beneficially      Shares Offered       Shares Beneficially
                                                        Owned Prior             by this              Owned  After
        Selling Stockholder                          to the Offering(1)       Prospectus             the Offering
        -------------------                         -------------------      --------------       -------------------
                                                     Number     Percent                          Number          Percent
                                                     ------     -------                          ------          -------
Wanpyng Chuang and Jesse Chen                         342,287      1.3%          250,000           92,287             *
1608 Pebble Beach Ct.
Milpitas, CA  95035

Nai-Ping Leung                                        211,518        *           150,000           61,518             *
95A, Hill Road 1/F
Western District
Hong Kong

Wen-Chen Yuan                                         200,000        *           200,000                0             *
8/F 33 One hundred fifty first Avenue
Fourth District
Ren-ai Street
Taipei, R.O.C.

Credit Suisse First Boston Corporation                 75,000        *            75,000                0             *
Eleven Madison Avenue
New York, NY  10010-3629

                      Total                                                   10,075,000


----------
*        Less than 1%

                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered by this prospectus will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to Celtrix.


                                     EXPERTS

         The consolidated financial statements of Celtrix Pharmaceuticals, Inc. appearing in Celtrix Pharmaceuticals, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commissions. Certain information in the registration statements has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning Celtrix may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Current Report on Form 8-K dated July 7, 1999.

         2. Our Annual Report on Form 10-K for the year ended March 31, 1999 (File No 0-18976).

         3. Our definitive Proxy Statement dated July 29, 1998 filed in connection with our September 10, 1998 Annual Meeting of Stockholders.

         4. The description of our common stock in our Registration Statement on Form 10 filed with the SEC on January 24, 1991.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Chief Financial Officer, 2033 Gateway Place, Suite 600, San Jose, CA 95110, telephone: (408) 988-2500.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee and the Nasdaq listing fee.

                                                                                                Amount
                                                                                              To be Paid
                                                                                              ----------
SEC registration fee...............................................................           $  3,458
Legal fees and expenses............................................................             20,000
Accounting fees and expenses.......................................................             10,000
Nasdaq listing fees................................................................             17,500
Finders Fee (in connection with private placement) ................................             82,500
Miscellaneous expenses.............................................................              6,542
                                                                                              --------
         Total.....................................................................           $140,000
                                                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

         In connection with this offering, the selling stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling stockholders and contained herein up to a maximum of the net proceeds received by the selling stockholders from the sale of their shares hereunder.

ITEM 16. EXHIBITS

                    Exhibit
                     Number      Description of Exhibit
                     ------      ----------------------
                      4.5        Form of Warrant of Registrant dated November
                                 20, 1998
                      5.1        Opinion of Venture Law Group, A Professional
                                 Corporation

                     Exhibit
                      Number      Description of Exhibit
                      ------      ----------------------
                      10.55      Common Stock and Warrant Purchase Agreement
                                 dated as of October 12, 1998 between Celtrix
                                 and the selling stockholders

                      23.1       Consent of Ernst & Young LLP Independent
                                 Auditors (see page II-4)

                      23.2       Consent of Counsel (included in Exhibit 5.1)

                      24.1       Power of Attorney (see page II-3)

---------------------

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 14th day of July 1999.

                                       CELTRIX PHARMACEUTICALS, INC.

                                       By: /s/ Andreas Sommer
                                           -------------------------------------
                                       Andreas Sommer, President and
                                       Chief Executive Officer


                                POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Andreas Sommer and Donald D. Huffman, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

            SIGNATURE                                 TITLE                                    DATE
            ---------                                 -----                                    ----
/s/   Andreas Sommer                President, Chief Executive Officer and Director        July 14, 1999
-----------------------------       (Principal Executive Officer)
      (Andreas Sommer)




/s/   Donald D. Huffman              Vice President, Finance and Administration and        July 14, 1999
-----------------------------        Chief Financial Officer
      (Donald D. Huffman)            (Principal Financial and Accounting Officer)




/s/   Henry E. Blair                 Director                                              July 14, 1999
-----------------------------
      (Henry E. Blair)



/s/   Barry M. Sherman               Director                                              July 14, 1999
-----------------------------
      (Barry M. Sherman)


/s/   James E. Thomas                Chairman of the Board of Directors                    July 14, 1999
-----------------------------
      (James E. Thomas)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Celtrix Pharmaceuticals, Inc. for the registration of 10,075,000 shares of its common stock and to the incorporation by reference therein of our report dated May 28, 1999, with respect to the consolidated financial statements of Celtrix Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1999 filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP


Palo Alto, California
July 15, 1999

                          CELTRIX PHARMACEUTICALS, INC.

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER
   ------
    4.5          Form of Warrant of Registrant dated November 20, 1998

    5.1          Opinion of Venture Law Group, A Professional Corporation

    10.55        Common Stock and Warrant Purchase Agreement dated as of October
                 12, 1998 between Celtrix and each of the selling stockholders

    23.1 Form of Consent of Ernst & Young, Independent Auditors (see page II-4)

    23.2         Form of Consent of Counsel (included in Exhibit 5.1)

    24.1         Power of Attorney (see page II-3)